                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                --------------

                                 SCHEDULE 13G



            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            K&G Men's Center, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock .$.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   482245107
                        ------------------------------
                                 (CUSIP Number)



        Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

        Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                        (Continued on following pages.)

===============================================================================


  CUSIP NO. 482245107          13G                           Page 1 of 4 Pages


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      W. Paul Ruben  ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF              650,631 Shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            N/A
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               586,529 Shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            64,102 Shares

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        650,631 Shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
        6.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
        IN

------------------------------------------------------------------------------

Item 1

     (a) Name of Issuer

           K&G Men's Center, Inc.

     (b) Address of Issuer's Principal Executive Offices

           1225 Chattahoochee Avenue, NW
           Atlanta, GA 30318-3648

Item 2

     (a) Name of Person Filing

           W. Paul Ruben

     (b) Address of Principal Business Office or, if none, Residence

           1225 Chattahoochee Avenue, NW
           Atlanta, GA 30318-3648

     (c) Citizenship

           United States of America

     (d) Title of Class of Securities

           Common Stock, $0.01 par value per share

     (e) CUSIP Number

           482245107


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) [_]  Broker or dealer registered under Section 15 of the Act,

     (b) [_]  Bank as defined in Section 3(a)(6) of the Act,

     (c) [_]  Insurance Company as defined in Section 3(a)(19) of the Act,

     (d) [_] Investment Company registered under Section 8 of the Investment Company Act,

     (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

     (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

     (g) [_]  Parent Holding Company, in accordance with Rule,

     (h) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4. Ownership.

        If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount beneficially owned:

            650,631 Shares

     (b)  Percent of class:

            6.3%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote

                  650,631 Shares

          (ii)  Shared power to vote or to direct the vote

                  0 Shares

          (iii) Sole power to dispose or to direct the disposition of

                  586,529 Shares

          (iv)  Shared power to dispose or to direct the disposition of

                  64,102 Shares

Item 5.  Ownership of Five Percent or Less of a Class.

           Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           Not Applicable

Item 8.  Identification and Classification of Members of the Group.

           Not Applicable

Item 9.  Notice of Dissolution of Group.

           Not Applicable

Item 10. Certification.

           Not Applicable

                    [Signature appears on following page.]

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 22, 1999
                                              ----------------------------------
                                                            Date

                                                /s/ W. Paul Ruben
                                              ----------------------------------
                                                          Signature

                                                        W. Paul Ruben
                                                    Secretary and Director
                                                    K&G Men's Center, Inc.